                                                                     EXHIBIT 12

                              METALDYNE CORPORATION
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                            9 MONTHS
                                              ENDED                               FOR THE YEARS ENDED DECEMBER 31
                                          SEPTEMBER 30  --------------------------------------------------------------------------
                                         --------------            11/28 - 12/31   1/1/ - 11/27
                                             2002          2001          2000           2000        1999        1998        1997
                                            -------      --------      --------      ---------    --------    --------   ---------
EARNINGS (LOSS) BEFORE INCOME
 TAXES AND FIXED CHARGES:
 Income (loss) from continuing
   operations before income
   taxes and cumulative effect of
   accounting change, net ..............    $ 7,280      $(47,930)     $(42,600)     $ 156,670    $139,470    $144,520   $ 190,290
(Deduct) add equity in
 undistributed earnings (loss) of
 less-than-fifty percent owned
 companies .............................        (90)       (8,930)        1,000        (14,210)     (9,800)     (8,530)    (46,030
Add interest on indebtedness, net ......     74,400       148,560        14,470         78,880      83,470      83,620      36,650
Add amortization of debt expense              4,040        11,620           550          4,490       2,740       3,250         900
Estimated interest factor for
 rentals ...............................      9,630         9,730           310          2,970       3,710       3,620       2,100
                                            -------      --------      --------      ---------    --------    --------   ---------
Earnings before income taxes and
 fixed charges .........................    $95,260      $113,050      $(26,270)     $ 228,800    $219,590    $226,480   $ 183,910
                                            =======      ========      ========      =========    ========    ========   =========
FIXED CHARGES:
 Interest on indebtedness, net .........    $74,400      $148,560      $ 14,460      $  78,640    $ 83,760    $ 84,080   $  36,770
 Amortization of debt expense ..........      4,040        11,620           550          4,490       2,740       3,250         900
 Estimated interest factor for
   rentals (d) .........................      9,630         9,730           310          2,970       3,710       3,620       2,100
                                            -------      --------      --------      ---------    --------    --------   ---------
 Total fixed charges ...................     88,070       169,910        15,320         86,100      90,210      90,950      39,770
                                            -------      --------      --------      ---------    --------    --------   ---------
 Preferred stock dividends (a) .........      2,200         9,750           650             --          --          --      10,300
                                            -------      --------      --------      ---------    --------    --------   ---------
 Combined fixed charges and
   preferred stock dividends ...........    $90,270      $179,660      $ 15,970      $  86,100    $ 90,210    $ 90,950   $  50,070
                                            =======      ========      ========      =========    ========    ========   =========
RATIO OF EARNINGS TO FIXED CHARGES .....        1.1            --(b)         --(b)         2.7         2.4         2.5         4.6
                                            =======      ========      ========      =========    ========    ========   =========
RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS .......................        1.1            --(c)         --(c)         2.7         2.4         2.5         3.7
                                            =======      ========      ========      =========    ========    ========   =========

(a) Based on the Company's effective tax rate, represents the amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company and its 50% owned companies.

(b) Results of operations for the year ended December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges by $56,860 and $41,590, respectively

(c) Results of operations for the year ended December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges and preferred stock dividends by $66,160 and $42,240, respectively.

(d)        Deemed to represent one-third of rental expense on operating leases.